Exhibit 99.1

Cogentix Medical Achieves Second Consecutive Quarter of Cash Operating Profit;
Reports 74% Revenue Growth for the Quarter Ended March 31, 2016

Conference Call Today at 4:30 p.m. ET

MINNEAPOLIS, MN, May 5, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today announced financial results for the quarter ended March 31, 2016.

Overview of First Quarter Ended March 31, 2016

•	Revenue increased to $12.2 million, an increase of 74% from the revenue during the comparable period last year and declined 4% from the pro forma combined revenue of Uroplasty and Vision-Sciences during the same period last year. Revenue during the comparable period in the prior year included $1.1 million generated from the distribution agreement with Stryker Corporation for the Company’s endoscopy technologies. The distribution arrangement with Stryker was unprofitable for the Company and was not renewed at the end of calendar year 2015. Excluding the contribution from this distribution agreement, revenue would have increased 5% from the pro forma combined revenue of Uroplasty and Vision-Sciences in the comparable period last year.
•	U.S. revenue from Urgent® PC increased 6%, and U.S. revenue from PrimeSight Urology Direct (excluding the aforementioned Stryker revenue) increased 49% from the pro forma revenue during the comparable period last year.
•	Gross margin was 68.9%, an increase from the pro forma combined gross margin of 66.2% in the year ago quarter.
•	Operating costs (excluding amortization and merger related costs) of $8.4 million declined by $2.8 million from pro forma non-GAAP operating costs during the comparable period last year.
•	Cash operating profit of $0.3 million, excluding all non-cash items and merger related costs, increased from the cash operating loss of $0.5 million during the comparable period last year.

“We achieved five percent pro forma revenue growth excluding the impact of the now-terminated unprofitable distribution agreement with Stryker," said Rob Kill, President and CEO. “This result was slightly above our expectations, and given the challenging comparable in the prior year period, was a strong start to the fiscal year. Revenue growth has since accelerated, and through April, year-to-date revenue growth is now 11% when excluding the Stryker impact. Most importantly, we also reported our second consecutive quarter of cash operating profit in the first quarter, and we remain on track to achieve our guidance of a cash operating profit for the full year.”

Financial Results for Quarter Ended March 31, 2016

For the quarter ended March 31, 2016, total revenue of $12.2 million represented an increase of 74% as compared to $7.0 million in the comparable period last year. The growth is primarily attributable to the merger of Uroplasty and Vision-Sciences that was completed on March 31, 2015. In accordance with GAAP, the reported financial results for the comparable quarter of the prior year include only the results of Uroplasty, Inc. On a pro forma combined basis, revenue declined 4% over the same period of the prior year.  Revenue during the comparable period in the prior year included $1.1 million associated with the distribution arrangement with Stryker Corporation for the Company’s endoscopy technologies. The distribution arrangement was unprofitable for the company and was not renewed at end of calendar 2015. Excluding this $1.1 million impact, revenue would have increased 5% over the comparable period in the prior year. Global revenue from Urgent PC totaled $5.1 million, up 7% from the same period last year. Global revenue from endoscopy technologies totaled $5.0 million, down 12% from the pro forma revenue in the comparable period a year ago. However, excluding the $1.1 million of revenue from Stryker sales, revenue growth for endoscopy technologies was up approximately 9% from the pro forma revenue of the comparable period last year. Global Macroplastique revenue totaled $1.9 million, down 7% from the comparable period a year ago.

Gross margin for the quarter ended March 31, 2016 was 68.9%, up from the 66.2% gross margin in the year ago period on a pro forma non-GAAP basis. Operating expenses in the quarter, excluding $0.6 million of intangible amortization and no merger related costs, totaled $8.4 million. This represents a decrease of $2.8 million from the pro forma non-GAAP operating expense in the comparable year-ago period.

Cash operating profit was $0.3 million for the quarter ended March 31, 2016 excluding all non-cash items and merger related costs. This compares to a pro forma cash operating loss of $0.5 million in the comparable year-ago period. The GAAP loss per share was $0.04 in the quarter ended March 31, 2016, compared to a reported loss per share of $0.15 in the comparable year-ago period.

The Company’s cash balance totaled $2.2 million as of March 31, 2016. The company added $0.2 million of cash to the balance sheet during the quarter and there were no borrowings under the Company’s $7.0 million line of credit as of March 31, 2016.

Outlook

The Company re-affirmed its guidance for a cash operating profit for the full-year fiscal 2016. This result would be a significant improvement over the calendar year 2015 pro forma cash operating loss of $3.7 million and the calendar year 2014 pro forma cash operating loss of $9.1 million. The Company also continues to expect continued strong growth from its endoscopy product lines while Macroplastique revenue is expected to be approximately flat with 2015 levels. Finally, the Company will continue to assess the competitive market dynamics post-launch of a competing Urgent PC (PTNS) product before providing specific total Company revenue guidance for 2016.

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Rob Kill, President and Chief Executive Officer, and Darin Hammers, Chief Operating Officer, will host the event. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 1602977. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 1602977. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the merger; expected revenue growth rates; the anticipated timing of cash flow breakeven from operations and cash flow positive from operations; and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company’s control; competitive market factors; the failure to realize synergies and cost-savings from the merger transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on  business relationships with third parties; transaction and merger-related costs; actual or contingent liabilities; the adequacy of the Company’s capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the nine month fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2016. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company’s businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015

Net sales	$12,206,564	$7,019,811
Cost of goods sold	3,801,194	801,768

Gross profit	8,405,370	6,218,043

Operating expenses
General and administrative	1,796,020	1,402,372
Research and development	936,878	609,304
Selling and marketing	5,635,762	4,943,196
Merger related costs	-	1,580,084
Amortization of intangibles	590,858	7,262
	8,959,518	8,542,218

Operating loss	(554,148)	(2,324,175)

Other income (expense)
Interest income	235	1,858
Interest expense	(390,304)	(239)
Foreign currency exchange loss	(7,562)	(964)
	(397,631)	655

Loss before income taxes	(951,779)	(2,323,520)

Income tax expense	14,629	9,720

Net loss	$(966,408)	$(2,333,240)

Basic and diluted net loss per common share	$(0.04)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	25,381,900	15,744,654

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$2,156,530	$1,976,594
Accounts receivable, net	6,863,488	8,191,391
Inventories	5,034,201	4,584,844
Other	854,269	834,076
Total current assets	14,908,488	15,586,905

Property, plant, and equipment, net	2,488,202	2,554,822
Goodwill	18,749,888	18,749,888
Other intangible assets, net	11,255,151	11,846,009
Deferred tax assets and other	282,252	269,121
Total assets	$47,683,981	$49,006,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,224,481	$2,209,473
Income tax payable	21,750	20,866
Accrued liabilities:
Compensation	2,108,830	3,281,809
Other	1,192,925	949,497

Total current liabilities	5,547,986	6,461,645

Convertible debt – related party, net	23,612,351	23,336,854
Interest payable	853,062	757,615
Accrued pension liability	720,780	663,071
Deferred rent	665,324	671,088
Other	190,393	157,453

Total liabilities	31,589,896	32,047,726

Total shareholders’ equity	16,094,085	16,959,019

Total liabilities and shareholders’ equity	$47,683,981	$49,006,745

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(966,408)	$(2,333,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	806,614	72,947
Loss on disposal of equipment	-	38,451
Share-based compensation expense	84,392	311,241
Amortization of discount on related party debt	275,498	-
Long term incentive plan expense (benefit)	(21,748)	20,685
Tax benefit	(1,060)	(88,532)
Deferred rent	12,694	406
Changes in operating assets and liabilities:
Accounts receivable	1,340,860	(557,847)
Inventories	(447,745)	66,984
Other current assets	(17,646)	65,958
Accounts payable	13,501	(63,450)
Interest payable	95,447	-
Accrued compensation	(1,175,529)	423,633
Accrued liabilities, other	175,873	741,329
Accrued pension liability	23,611	134,269
Deferred revenue	106,044	-
Net cash provided by (used in) operating activities	304,398	(1,167,166)

Cash flows from investing activities:
Purchases of property, plant and equipment	(137,761)	(214,228)
Net cash used in investing activities	(137,761)	(214,228)

Net cash provided by financing activities	-	-

Effect of exchange rates on cash and cash equivalents	13,299	(80,102)

Net (decrease) increase in cash and cash equivalents	179,936	(1,461,496)

Cash and cash equivalents at beginning of period	1,976,594	8,703,790

Cash and cash equivalents at end of period	$2,156,530	$7,242,294

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$14,558	$4,570
Cash paid during the period for interest	$19,360	$159

Non-GAAP Financial Measures:

The tables set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter ended March 31, 2015.

The tables set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s operating loss calculated in accordance with GAAP or the Company’s pro forma operation loss to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.

The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, or superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
FIRST QUARTER ENDED March 31,

(dollars in thousands)
Market/Product	2016	2015	$ Change	% Change
Urology	$3,086	$3,493	$(407)	(11.6)%
Airway Management	784	1,255	(471)	(37.5%)
Industrial	1,090	914	176	19.3%
Former VSCI Revenue	4,960	5,662	(702)	(12.4)%

UPC	5,107	4,793	314	6.6%
MPQ	1,854	1,981	(130)	(6.6)%
Other	286	246	40	16.3%
Former UPI Revenue	7,247	7,020	224	3.2%

Combined Revenue	$12,207	$12,682	$(478)	(3.8)%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
FIRST QUARTER ENDED March 31,

(dollars in thousands)	2016	Pro forma 2015	$ Change	% Change
Revenue	$12,207	$12,682	$(478)	(3.8)%
Gross profit	8,405	8,399	6	0.1%
Gross Margin	68.9%	66.2%

Operating costs	8,368	11,159	(2,791)	(25.0)%
Amortization of intangibles	591	7	584	n/m
Merger-related costs	-	3,324	(3,324)	n/m
Operating loss	(554)	(6,091)	5,537	90.9%

Non cash operating costs	868	2,280	(1,412)	(61.9)%
Merger-related costs	-	3,324	(3,324)	n/m
Cash net income (loss), excluding non-cash operating and merger-related costs	$314	$(487)	$801	164.5%